UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2006
SAGA COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-11588 (Commission File Number)	38-3042953 (IRS Employer Identification No.)

73 Kercheval Avenue Grosse Pointe Farms, MI	48236
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (313) 886-7070
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01.   Entry into a Material Definitive Agreement.
On March 14, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Saga Communications, Inc. (the “Company”) approved the payment of cash bonuses for the Company’s executive officers other than the chief executive officer in the following amounts:

Name	Title	Amount

Catherine Bobinski	Vice President, Controller, and Chief Accounting Officer	$22,500

Samuel D. Bush	Senior Vice President, Chief Financial Officer and Treasurer	$37,500

Steven Goldstein	Executive Vice President and Group Program Director	$87,500

Warren Lada	Senior Vice President — Operations	$37,500

Marcia Lobaito	Senior Vice President, Corporate Secretary and Director of Business Affairs	$22,500
On March 14, 2006, the Committee also approved the payment of a cash bonus of $400,000 to Edward Christian, our President and CEO under the Chief Executive Officer Annual Incentive Plan (the “Plan”). $225,000 of this amount was awarded based on the Company achieving net revenue and free cash flow goals for fiscal year 2005 established pursuant to the Plan. An additional $175,000 was awarded by the Committee, in its discretion, despite the Company’s not achieving certain market revenue and operating margin performance goals. The Committee concluded, based on market conditions and a subjective evaluation of Mr. Christian’s performance, that a portion of the potential bonus should be awarded under the Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.
Dated: March 17, 2006	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President, Chief Financial Officer and Treasurer

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